Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of March 20, 2015 (the “Effective Date”), between Internet Patents Corporation (IPC”), and Gregory J. Duman, an individual (“Executive”).

WITNESSETH:

WHEREAS, IPC and Prism Technologies, LLC (“Prism”) have entered into an Agreement and Plan of Merger dated as of November 12, 2014 pursuant to which IPC will acquire all of the outstanding membership interests of Prism on the terms set forth therein;

WHEREAS, following the Merger, Prism will be a wholly owned subsidiary of IPC that will continue to operate a patent licensing business;

WHEREAS, IPC and Executive desire to enter into an agreement providing for the terms of Executive’s continued employment with Prism.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.     Employment. IPC hereby employs Executive and Executive hereby accepts employment with IPC, on the terms and conditions set forth in this Agreement.

2.     Duties of Employee. Executive shall serve as President of Prism, reporting directly to the CEO of IPC, and shall have powers and duties substantially similar to his employment by Prism prior to the Merger. Executive shall not be required to relocate. Executive shall devote his full time and attention to the duties of his position; provided, however, that this Section 2 shall not be construed as preventing Executive from being involved in any other, non-competing business activity.

3.	Term of Agreement.

(a)     Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending on the date that is three (3) years subsequent thereto.

(b)     Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as IPC and Executive may mutually agree.

4.	Employment Period Compensation, Benefits and Expenses.

(a)     Annual Base Salary. For services performed by Executive under this Agreement, IPC shall pay Executive an annual base salary during the Employment Period at the rate of $200,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of IPC (the “Annual Base Salary”). Executive shall be eligible for base salary increases based on the approval by the Compensation Committee of the IPC Board.

(b)     Employee Stock Options. Subject to approval by the Compensation Committee of the IPC Board, on the Effective Date, IPC shall grant Executive options to purchase 112,500 shares of IPC Common Stock (the “New Hire Grant”). The New Hire Grant and all future option grants, if any, shall be granted with an exercise price per share equal to the fair market value of a share of IPC Common Stock on the date of the grant and shall be subject to all terms and conditions of the 2008 IPC Stock Option Plan or, with respect to future option grants, the respective option plan in effect at the time.

(i)     One-half of the New Hire Grant shall vest as follows:

●	33.33% will vest upon the first anniversary date following employment;

●

Beginning on the first anniversary date of employment, the remaining 66.67% will vest ratably at end of each of the following 24 months so long as Executive is employed under the Terms of this Agreement.

(ii) the remaining one-half of the New Hire Grant shall vest as follows:

●

33.33% will vest upon the first anniversary date following employment based on achievements against financial targets for 2015 determined as of the date of this Agreement; 33.33% will vest upon the second anniversary date following employment based on achievements against financial targets for 2016 ; 33.34% will vest upon the third anniversary date following employment based on achievements against financial targets for 2017. The vesting targets will be determined by the Compensation Committee after consultation with Executive and other senior officers.

Notwithstanding the foregoing, all unvested New Hire Grants will immediately vest upon the following events:

(A)	Termination of Executive without good cause; or

(B)

The occurrence of any Change of Control. “Change in Control” means (a) a sale of substantially all of the assets of IPC or Prism; (b) a merger or consolidation in which IPC or Prism is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (c) a reverse merger in which the Prism is the surviving corporation but the shares of Prism’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power); or (d) any transaction or series of related transactions in which in excess of Prism’s power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

(c)	Incentive Compensation. Executive shall be entitled to participate in any incentive compensation plan approved by the Compensation Committee.

(d)

Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at IPC and available to similarly situated employees, including without limitation those benefits set forth in Schedule A, and subject to the eligibility and terms of each such plan, until such time that the IPC Board authorizes a change in such benefits. IPC shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of IPC and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of IPC. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(e)

Perquisites and Business Expenses. During the term of this Agreement, Executive shall be entitled to receive customary and normal perquisites provided to other similarly situated officers of IPC. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by IPC for its officers.

5.     Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by IPC for Cause (as defined herein). As used in this Agreement, “Cause” shall mean Executive:

●

willfully fails or refuses to substantially perform the Executive’s responsibilities under this Agreement, after written demand for substantial performance has been given by the IPC Board that specifically identifies how the Executive has failed to perform such responsibilities after being provided with a reasonable opportunity of thirty (30) days to cure the failure to perform;

●	engages in gross misconduct which is materially and demonstrably injurious to the Corporation or IPC;

●

materially fails to adhere to any written policy of IPC generally applicable to officers of IPC after being provided with a reasonable opportunity of thirty (30) days to comply with such policy or cure the failure to comply;

●	is convicted of a felony or pleads guilty or nolo contendere to a felony;

●	materially breaches Section 9 of this Agreement;

●	engages in any act of fraud (including misappropriation of IPC’s funds or property) in connection with the business of IPC; or

●	is disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement.

For purposes of this Agreement, no act or omission on the part of the Executive shall be considered “willful” unless the IPC Board determines that it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of IPC. Any act or omission based upon a resolution duly adopted by the IPC Board or upon advice of IPC’s outside counsel shall be conclusively presumed to have been done or omitted in good faith and in the best interests of IPC.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that IPC shall pay to Executive the unpaid portion, if any, of his Annual Base Salary, unpaid but incurred expenses, and any accrued benefits due under IPC’s employee benefit plans through the date of termination.

6.     Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) IPC shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death plus any unpaid but accrued expenses and (ii) IPC shall provide to Executive’s dependents any benefits due under IPC’s employee benefit plans.

7.     Disability. Executive and IPC agree that if Executive becomes disabled and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then IPC’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive and IPC agree that if, in the reasonable judgment of the IPC Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, IPC will suffer an undue hardship in continuing Executive’s employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under IPC’s employee benefit plans or as otherwise stated herein.

8.     Rights in Event of Termination of Employment Without Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by IPC for a reason other than Cause or Disability. In the event that IPC breaches this Agreement or Executive’s employment is involuntarily terminated by IPC without Cause (other than for Death or Disability) during the term of this Agreement, Executive shall be entitled to receive, in accordance with, and subject to, Section 10 of this Agreement, a lump sum cash payment equal to the amount of Annual Base Salary Executive would have been paid over the then remaining term of the Employment Period. The amount shall be subject to federal, state and local tax withholdings. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.     Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of IPC (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of IPC or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of IPC, any material confidential information obtained by him while in the employ of IPC with respect to any of IPC’s or any of their subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to IPC; provided, however, that confidential information shall not include (i) any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive), (ii) any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by IPC or any information that must be disclosed as required by law, (iii) any information that, at the time of disclosure is, or thereafter becomes available to Executive on a non-confidential basis from a third-party source, provided that, to Executive’s knowledge, such third party is not and was not prohibited from disclosing such confidential information to Executive by any contractual obligation, (iv) any information that was known by or in the possession of Executive prior to being disclosed by or on behalf of IPC or any of their subsidiaries and (v) any information that was or is independently developed by Executive without reference to or use of any of such confidential information.

10.     Requirement of Release; Cessation and Recovery on Competition. Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Section 8 shall be contingent upon Executive’s prior agreement with and signature to a complete release agreement in the form as mutually agreed by the parties. Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year.[Omitted]

11.     Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed by registered or certified U.S. mail, postage prepaid with return receipt requested to Executive’s address, in the case of notices to Executive, and to the principal executive office of IPC, in the case of notice to IPC. Any such notice must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10:

If to IPC

Attention: General Counsel, Internet Patents Corporation

101 Parkshore Dr.

Suite 100

Folsom, CA 95630

If to Executive:

Gregory J. Duman

17540 Baywood Circle

Omaha Nebraska 68130

12.     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Compensation Committee of the IPC Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.     Assignment. This Agreement shall not be assignable by any party, except by IPC to any successor in interest to its business.

14.     Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

15.     Successors; Binding Agreement. IPC provide for any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of IPC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that IPC would be required to perform it if no such succession had taken place. As used in this Agreement, “IPC” shall mean IPC as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

16.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.     Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the State of Nebraska, without regard to its conflicts of laws principles. The parties hereto irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of the United States District Court for the District of Nebraska or the jurisdiction of any court of the State of Nebraska located in Omaha, Nebraska and waive any and all objections to jurisdiction that they may have under the laws of the State of Nebraska or the United States and any claim or objection that any such court is an inconvenient forum.

18.     Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19.     Limitations on Payments. Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by IPC’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

20.     Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Base Salary, the portion of New Hire Grants that vest without regard to performance, or payments due Executive under Section 8, paid hereunder (whether in equity or in cash) shall be subject to recovery by IPC in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria actually provided or approved by Executive; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within fifteen months following the date such bonus or incentive compensation was paid. In the event that the IPC Board determines that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by IPC of the same.

21.     Application of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Any payments made pursuant to Section 8, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Internet Patents Corporation		Gregory J. Duman (“Executive”
By:	/s/ L. Eric Loewe	Signature:	/s/ Gregory J. Duman
Title:	General Counsel	Date:
Date:	3/24/2015

APPENDIX 1

SCHEDULE A BENEFITS

Employee benefits currently in effect at IPC:

Medical Insurance Program

Dental Insurance Program

Basic Life Insurance/AD&D Program

Long Term Disability Insurance

Employee Stock Purchase Plan

Vision

Unlimited Paid Time Off

General Items Below

Reimbursement for approved expenses, professional dues, continuing education and subscriptions